EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	Contact:	Michael F. Brigham
December 21, 2004		President and Chief Executive Officer
(207) 878-2770 Ext. 3106

IMMUCELL LICENSES MAST OUT® TO PFIZER

PORTLAND, Maine – December 21, 2004 — ImmuCell Corporation (NASDAQ: ICCC) today announced that it has entered into a product development and marketing agreement with Pfizer Animal Health, a division of Pfizer Inc. (NYSE: PFE), for Mast Out®, a Nisin-based treatment for mastitis in lactating dairy cows. The transaction entails ImmuCell receiving an up front payment from Pfizer as well as contingent milestone payments and royalties on sales.

“Pfizer’s interest in our technology is a significant endorsement of its potential,” commented Michael F. Brigham, president and CEO. “We believe that the depth of resources that Pfizer can bring to bear on this opportunity will strengthen and expand this effort into a global development and marketing program maximizing the value for our shareholders.”

ImmuCell granted Pfizer a worldwide, exclusive, long-term license to sell the product. Pfizer will be responsible for clinical, regulatory and commercial manufacturing development. ImmuCell will supply product for efficacy trials that are expected to begin in the first half of 2005. In January 2004, ImmuCell announced statistically significant cure rates in an experimental field trial of Mast Out® involving 139 cows with subclinical mastitis. FDA-approved mastitis treatments currently on the market have the disadvantage of requiring that milk from treated cows be discarded for a period during and after treatment. Mast Out® has the potential to earn regulatory approval for the treatment of mastitis without this discard requirement.

“Since initiating the development of this technology in 2000, our R&D team has focused on moving Mast Out® toward licensure in the USA, building on Nisin’s 50 year history of safety as a food preservative,” commented Dr. Joseph H. Crabb, vice president and chief scientific officer for ImmuCell. “Despite significant regulatory challenges, we have pushed the development to the point where it now makes sense to team up with Pfizer to continue the mission of making Mast Out® an integral tool in modern mastitis management worldwide.”

ImmuCell will continue to make and sell Wipe Out® Dairy Wipes, a topical Nisin-based product used to prepare the cow’s teat area prior to milking. ImmuCell also plans to continue investigating other potential Nisin-containing products to the proof-of-concept stage for evaluation of their global market potential by Pfizer or others. Pfizer has an option to negotiate rights to any such animal health product with an intramammary application.

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ImmuCell Corporation is a biotechnology company that is developing products intended to help reduce the overuse of antibiotics in animal and human healthcare and is manufacturing and selling other products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Forward-Looking Statement Disclaimer

The foregoing press release contains “forward-looking statements” such as the potential for receipt of future regulatory approvals and for achieving market acceptance and future royalties or milestone payments. These statements involve numerous risks and uncertainties, including without limitation those relating to difficulties or delays in developing, testing, producing and marketing of our products; competition within our anticipated product markets; uncertainties associated with regulation of animal health products in the United States and abroad; and other risks described from time to time in filings we make with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Forward-looking statements in this press release are based on our current expectations. Actual results may differ materially due to various factors, including those risks and uncertainties referred to above.

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